EXHIBIT 99.1

Shockwave Medical Reports Fourth Quarter and Full Year 2022 Financial Results

SANTA CLARA, Calif., Feb. 16, 2023 (GLOBE NEWSWIRE) -- Shockwave Medical, Inc. (Nasdaq: SWAV), a pioneer in the development and commercialization of Intravascular Lithotripsy (IVL) to treat complex calcified cardiovascular disease, today reported financial results for the three months and full year ended December 31, 2022.

Recent Highlights

  Recognized revenue of $144.0 million for the fourth quarter of 2022 and $489.7 million for the full year 2022, representing increases of 71% and 107%, respectively, from the same periods in 2021
  Received FDA approval for the Shockwave C2+ Coronary IVL Catheter in the United States
  Granted increased reimbursement for the Shockwave C2 Coronary IVL Catheter by the German INEK institute
  Entered into a definitive agreement to acquire Neovasc Inc.

“We had a busy and successful fourth quarter, achieving record results across geographies and product lines. The team outperformed both operationally and strategically as we continue to advance our technology and our platform,” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “2022 was another record year filled with significant accomplishments for Shockwave. We remain focused on improving outcomes for the large population of patients with calcified cardiovascular disease with our IVL products and are also excited to be on the verge of adding another novel technology to Shockwave with the planned acquisition of Neovasc and their Reducer System. We believe this technology will give us the opportunity to strategically expand our franchise and mission and to leverage our success and capabilities to address another underserved patient population; those suffering from debilitating refractory angina.”

Fourth Quarter 2022 Financial Results

Revenue for the fourth quarter of 2022 was $144.0 million, an increase of $59.8 million, or 71%, compared to the corresponding prior year period. Revenue growth was primarily driven by an increase in the purchase volume of our C2 catheters in the United States and increased adoption of our products internationally.

Gross profit for the fourth quarter of 2022 was $126.5 million compared to $71.5 million for the corresponding prior year period. Gross margin for the fourth quarter of 2022 was 88%, as compared to 85% in the corresponding prior year period. Contributors to the increased gross margin included product mix in addition to continued improvement in manufacturing productivity and process efficiencies.

Operating expenses for the fourth quarter of 2022 were $84.1 million, compared to $57.5 million for the corresponding prior year period, representing a 46% increase, primarily driven by sales force expansion in the United States and higher headcount to support the growth of the business.

Net income was $140.9 million in the fourth quarter of 2022, as compared to a net income of $12.9 million in the corresponding prior year period. Basic net income per share was $3.89 in the fourth quarter of 2022. Diluted net income per share was $3.71 in the fourth quarter of 2022.

Full Year 2022 Financial Results

Revenue for the full year 2022 was $489.7 million, an increase of $252.6 million, or 107%, compared to the full year 2021. The growth was primarily driven by an increase in the purchase volume of our C2 catheters in the United States and increased adoption of our products internationally.

Gross profit for the full year 2022 was $424.7 million compared to $195.7 million for the full year 2021. The gross margin percentage for the full year 2022 increased to 87% compared to 83% in the full year 2021, driven primarily by product mix in addition to continued improvements in production processes and greater absorption of fixed costs by higher production.

Operating expenses were $300.6 million for the full year 2022, compared to $196.6 million for the full year 2021, an increase of 53% primarily driven by increases in headcount to support growth in the business.

Net income was $216.0 million for the full year 2022, as compared to a net loss of $9.1 million for the full year 2021. Basic net income per share was $6.02 for the full year 2022. Diluted net income per share was $5.70 for the full year 2022.

Cash, cash equivalents and short-term investments totaled $304.5 million as of December 31, 2022.

2023 Financial Guidance

Shockwave Medical projects revenue for the full year 2023 to range from $660 million to $680 million, which represents 35% to 39% growth over the full year 2022 revenue.

Conference Call

Shockwave Medical will host a conference call at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time on Thursday, February 16, 2023, to discuss its fourth quarter and full year 2022 financial results. The call may be accessed by dialing 877-704-4453 for domestic callers or 201-389-0920 for international callers, using conference ID: 13734496. A live and archived webcast of the event will be available at https://ir.shockwavemedical.com/.

About Shockwave Medical, Inc.

Shockwave Medical is focused on developing and commercializing products intended to transform the way calcified cardiovascular disease is treated. Shockwave Medical aims to establish a new standard of care for the interventional treatment of atherosclerotic cardiovascular disease through differentiated and proprietary local delivery of sonic pressure waves for the treatment of calcified plaque, which Shockwave Medical refers to as Intravascular Lithotripsy (IVL). IVL is a minimally invasive, easy-to-use and safe way to significantly improve patient outcomes. To view an animation of the IVL procedure and for more information, visit www.shockwavemedical.com.

Forward-Looking Statements

This press release contains statements relating to our expectations, projections, beliefs, and prospects, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and similar expressions, and the negative of these terms. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the impact of macroeconomic conditions, including inflation, rising interest rates, volatile market conditions, and global events, including the COVID-19 pandemic, on our operations, financial results, and liquidity, capital resources, expenses, supply chain, manufacturing, research and development activities, clinical trials, and employees; our ability to develop, manufacture, obtain and maintain regulatory approvals for, market and sell, our products; our expected future growth, including the size and growth potential of the markets for our products; our ability to obtain coverage and reimbursement for procedures performed using our products; our ability to scale our organizational culture; the impact of the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; our ability to develop and maintain our corporate infrastructure, including our internal controls; our financial performance and capital requirements; whether the acquisition of Neovasc is completed; and our ability to obtain and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others. These factors, as well as others, are discussed in our filings with the Securities and Exchange Commission (SEC), including in Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, and in our other reports filed with the SEC. Except to the extent required by law, we do not undertake to update any of these forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Media Contact:
Scott Shadiow
+1.317.432.9210
sshadiow@shockwavemedical.com

Investor Contact:
Debbie Kaster
dkaster@shockwavemedical.com

SHOCKWAVE MEDICAL, INC.
Balance Sheet Data
(in thousands)

	December 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$156,586	$89,209
Short-term investments	147,907	111,772
Accounts receivable, net	71,366	37,435
Inventory	75,112	42,978
Prepaid expenses and other current assets	8,292	4,508
Total current assets	459,263	285,902
Operating lease right-of-use assets	32,365	27,496
Property and equipment, net	48,152	24,361
Equity method investment	3,512	5,987
Deferred tax assets	97,568	—
Other assets	5,229	1,936
TOTAL ASSETS	$646,089	$345,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,721	$3,520
Debt, current portion	—	5,500
Accrued liabilities	55,375	40,870
Lease liability, current portion	1,278	1,738
Total current liabilities	63,374	51,628
Lease liability, noncurrent portion	34,928	28,321
Debt, noncurrent portion	24,198	11,630
Related party contract liability, noncurrent portion	12,273	12,273
TOTAL LIABILITIES	134,773	103,852
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	36	35
Additional paid-in capital	548,960	494,806
Accumulated other comprehensive loss	(867)	(202)
Accumulated deficit	(36,813)	(252,809)
TOTAL STOCKHOLDERS’ EQUITY	511,316	241,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$646,089	$345,682

SHOCKWAVE MEDICAL, INC.
Statement of Operations Data
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue:
Product revenue	$144,026	$84,183	$489,733	$237,146
Cost of revenue:
Cost of product revenue	17,502	12,663	64,996	41,438
Gross profit	126,524	71,520	424,737	195,708
Operating expenses:
Research and development	23,723	14,717	81,679	50,544
Sales and marketing	43,437	33,190	161,995	111,288
General and administrative	16,941	9,630	56,929	34,747
Total operating expenses	84,101	57,537	300,603	196,579
Income (loss) from operations	42,423	13,983	124,134	(871)
Loss from equity method investment	(1,061)	(421)	(2,475)	(6,286)
Interest expense	(969)	(301)	(1,886)	(1,096)
Other income (expense), net	4,261	(213)	1,055	(582)
Net income (loss) before taxes	44,654	13,048	120,828	(8,835)
Income tax (benefit) provision	(96,257)	106	(95,168)	301
Net income (loss)	$140,911	$12,942	$215,996	$(9,136)
Net income (loss) per share, basic	$3.89	$0.37	$6.02	$(0.26)
Net income (loss) per share, diluted	$3.71	$0.34	$5.70	$(0.26)
Shares used in computing net income (loss) per share, basic	36,178,112	35,350,529	35,900,738	35,098,130
Shares used in computing net income (loss) per share, diluted	37,994,698	37,614,385	37,881,590	35,098,130